EXHIBIT 5.1

RAMBAUD MARTEL SOCIETE D’AVOCATS 31, AVENUE PIERRE 1ER DE SERBIE 75782 PARIS CEDEX 16 FRANCE tél +33 (0) 1 53 53 75 00 fax +33 (0) 1 53 53 75 01 WWW.ORRICK.COM

April 11, 2011

Sequans Communications S.A.

19 Le Parvis

92073 Paris-La Défense, France

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), in connection with the public offering of American Depositary Shares (“ADSs”) representing ordinary shares (the “Shares”) of the Company, as described in the prospectus contained in the Company’s registration statement on Form F-1 (File No. 333-173001) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 22, 2011 , as amended (“Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (1) the Company is duly incorporated and validly existing as a separate legal entity subject to suit in its own name, in the form of a société anonyme, (2) the Shares are duly authorized and (3) the Shares have been validly issued and, upon receipt of the corresponding subscription price to be paid for their subscription, are fully paid up, non-assessable and may be freely traded (librement négociables).

The opinion expressed above is limited to the laws of the Republic of France and we do not express any opinion as to the effect of any other laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Liquidity”, “Taxation”, “Enforceability of Certain Civil Liabilities” and “Legal

Membre du groupement transnational avec Orrick, Herrington & Sutcliffe, Solicitors of the Supreme Court of England and Wales depuis le 1er janvier 2006. Membre d’une association agréée, le règlement des honoraires par chèque est accepté.

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Sequans Communications S.A.

April 11, 2011

Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick Rambaud Martel

ORRICK RAMBAUD MARTEL